Exhibit 99.1

NEWS RELEASE

Contact:	Robert Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Third Quarter 2007 Results

Total Revenue Rises 6%; Clinical Diagnostics Grows 9.4%;

On Target to Achieve Full Year Outlook

FULLERTON, California, October 30, 2007 – Beckman Coulter, Inc. (NYSE:BEC), a leading developer, manufacturer and marketer of products that simplify, automate and innovate complex biomedical testing, announced today third quarter ended September 30, 2007 results. Total revenue of $669 million was up 6.0% over third quarter 2006, on strong sales in clinical diagnostics partially offset by lower than expected sales of life science products. In constant currency, revenue increased 4.1%. Net earnings were $60.0 million, or $0.93 per fully diluted share. Adjusting for special items, net earnings were $49.5 million, or $0.77 per fully diluted share, an increase of 16.7% over prior year quarter.

	Three Months Ended September 30			Nine Months Ended September 30
	2007	2006	% Chg	2007	2006	% Chg
Reported Results
Revenue (in millions)	$669.0	$631.2	6.0%	$1,972.3	$1,816.5	8.6%
Diluted Earnings per Share	$0.93	$0.74	25.7%	$2.61	$1.95	33.8%
Adjusted Results *
Diluted Earnings per Share	$0.77	$0.66	16.7%	$2.17	$1.85	17.3%

*	Excludes special items as detailed in the Adjusted Condensed Consolidated Statements of Earnings and Reconciliation of Non-GAAP Adjustments.

Total revenue from clinical diagnostics products increased 9.4% over prior year quarter, or 7.5% in constant currency. Within clinical diagnostics, Immunoassay was up 28%, Chemistry increased 6%, and Cellular was flat. Clinical Automation systems revenue grew more than 40% over prior year quarter indicating continued strong demand for the company’s industry-leading laboratory systems that automate hospital laboratories, improving productivity and patient safety while reducing skilled labor requirements.

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Beckman Coulter	Page 2 of 14

Markets for the company’s life science products continued to be soft in most geographies. Compared to third quarter 2006, sales of life science products declined 8.6%, or 10.5% in constant currency.

The company’s consumables sales grew 8.7%, or 6.8% in constant currency. The fourth quarter 2006 acquisition of Lumigen, Inc. contributed 1.7% to this growth. Access Immunoassay consumables grew nearly 23%. Recurring revenue, comprised of supplies, test kits, service revenue and operating-type lease payments, was 79.9% of total revenue, compared to 76.6% in third quarter 2006.

Scott Garrett, president and chief executive officer, said, “Beckman Coulter’s broad product offering continues to be attractive to our clinical diagnostics customers as they deal with labor shortages, requirements for faster turn-around times, and the continuing growth of their outpatient and outreach testing. Demand for our immunoassay systems continues on a strong pace and placements of our UniCel® DxC 600i chemistry / immunoassay work cells nearly doubled in the quarter.

“Although we continued to experience strong demand for our industry-leading clinical systems, total revenue in the third quarter was lower than anticipated due primarily to two items. First, worldwide life science markets were generally soft. Academic research funding is down in many major markets. Second, sales of Cellular products were constrained by a short-term supply disruption caused by the consolidation of our printed circuit board operations. Consequently, the quarter ended with about $10 million in cellular instrument backorders. We expect to work down these backorders sufficiently in the fourth quarter to achieve our goals for the full year,” he said.

Gross profit margin (adjusted) declined 70 basis points to 46.6%, compared to third quarter 2006. Higher distribution costs and a decline in margin on life science products were primarily responsible. Diagnostics product margins were flat with prior year quarter reflecting overall stable pricing trends.

R&D investment, excluding the license acquired in 2006 for $27.5 million, ramped up $6.5 million, or 12.2% over prior year quarter. The increase in R&D investment was largely directed at the development of the company’s previously announced sample-to-result system for molecular diagnostics, the UniCel® DxN, slated for commercialization in 2010.

Reported operating income was $67.5 million. In the third quarter, the company recorded a $3 million charge in connection with the previously announced closure and relocation of several facilities. On an adjusted basis, operating income was $70.5 million, down 5% compared to third quarter 2006. The decline in operating income in the quarter was primarily driven by the increase in R&D investment and the decline in profit contribution from life science products.

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Beckman Coulter	Page 3 of 14

Non-operating income of $10.8 million included a $26.2 million gain on the sale of vacant land in Miami. From these proceeds, the company made a $9 million contribution in the quarter to establish the Beckman Coulter Foundation. This new foundation will benefit research and educational institutions and programs. Adjusted non-operating expense, excluding these two items, was $6.4 million in the quarter, compared to $13.1 million in the third quarter of 2006. The lower expense was due primarily to currency gains.

The effective tax rate in the quarter was 25.4% reflecting certain discrete tax items including a tax settlement, reductions of certain foreign tax rates and additional R&D tax credits.

Net earnings were $60 million or $0.93 per fully diluted share. Adjusted net earnings were $49.5 million, or $0.77 per fully diluted share.

Recent Business Developments

•	Declared, in July, a $0.16 per share quarterly cash dividend, a $0.01 or 6.7% increase. This is the company’s 73rd consecutive quarterly dividend.

•	Re-purchased approximately 279,000 shares of Beckman Coulter stock at an average price of $69.55 per share.

•

Signed a new agreement with Premier, Inc., the largest healthcare alliance in the United States, for Beckman Coulter’s offering of flow cytometry instruments along with its core laboratory systems and supplies.

•	Signed agreements with Amerinet, Inc., one of the nation’s largest healthcare group purchasing organizations, to provide a full range of core laboratory systems and supplies.

•

Signed agreements with Johns Hopkins University, a leader in cancer genomics research, that provide Beckman Coulter exclusive options to license cancer genomics intellectual property that may arise from its studies of multiple types of cancer including breast, colon and six other cancers.

First Nine Months Summary

Through the first nine months of 2007, revenue increased 8.6%, or 6.8% in constant currency, over the prior year period. The acquisition of Lumigen contributed about 1% to this growth. Year-to-date 2007 consumables growth was 10.5%, or 8.8% in constant currency. The Lumigen contribution to consumables growth was 1.6%. Gross margin was 46.9% compared to 47.6% (adjusted) for the first nine months of 2006. Operating income increased by 22% and pretax profit increased by 74%; adjusting for special items, operating income increased by 10.1% and pretax profit increased by 12.9%. Adjusted earnings per diluted share increased 17.3% over the same period 2006.

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Beckman Coulter	Page 4 of 14

“We are delighted in the continuing progress we are making in cash flow and EBITDA,” Garrett added. “For the first nine months of 2007, free cash flow improved by $55.6 million to $61.3 million. On an adjusted basis trailing-twelve months EBITDA increased by $61 million compared to EBITDA for the full year 2006. We expect these positive trends to continue.”

Full Year Outlook

Garrett concluded, “Our clinical diagnostics business is strong, up 9.8% in constant currency through the first nine months. This gives us confidence that we should achieve our full year outlook for total company revenue growth of 7% to 9% enabling us to fund a higher level of investment in important growth areas like molecular diagnostics. We expect 2007 operating income margin to be around 12% on a comparable basis. Adjusted non-operating expense is expected to be flat with prior year. Pretax profit growth should be 10% to 15% over 2006 on a comparable basis. Our estimate for the full year tax rate has changed to between 28% and 29%. With the first nine months completed, we are now able to narrow the range for earnings per share to $3.15 to $3.22. Full year capital expenditures are expected to be $325 to $350 million and depreciation and amortization should be between $210 and $230 million.”

“We’re pleased with the advances our company is making in 2007. Clearly, we are making the improvements and creating the capabilities necessary for achieving our goal of sustainable growth well above historical rates,” he said.

Investor Conference Call

As previously announced, there will be a conference call today, Tuesday , October 30, 2007 at 8:30 am ET to discuss the third quarter ended September 30, 2007 results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”. The webcast will be archived on both websites for future on-demand replay through Friday, November 30, 2007.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States.

This press release includes non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission, with respect to the three and nine months ended September 30, 2007 and September 30, 2006 and with respect to Outlook for the full year of 2007.

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In this press release, the company reported the following non-GAAP financial measures: “EBITDA”, “free cash flow”, “adjusted net earnings” and related “adjusted operating income”, “adjusted pretax profit”, and “adjusted diluted earnings per share.” This presentation is consistent with our internal use of the measures, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. Our outlook for adjusted operating margin and adjusted EPS for 2007 is provided on a non-GAAP basis. Management believes that its presentation of these non-GAAP financial measures provides useful supplementary information to investors regarding its operational performance because it enhances an investor’s overall understanding of the financial performance to conduct a more meaningful, consistent comparison of our ongoing operating results. Management uses non-GAAP financial measures because it believes that the appropriate analysis of our profitability cannot be effectively considered while incorporating the effect of unusual items and charges that have not been experienced consistently in prior periods. Management uses these non-GAAP financial measures to prepare operating budgets and forecasts and to measure our performance against those budgets and forecasts. Additionally, the company uses these non-GAAP financial measures for evaluating management performance for compensation purposes.

Despite the use of these non-GAAP financial measures in analyzing the company’s underlying business, non-GAAP financial measures have no standardized meaning defined by GAAP. The company is not able to provide a reconciliation of projected non-GAAP financial measures to expected reported results due to the unknown effect, timing and potential significance of special charges, and our inability to forecast charges associated with future transactions and initiatives. Our non-GAAP financial measures outlook excludes the impact of charges or write-offs associated with acquisitions, restructuring, or relocations in connection with our supply chain improvement initiatives, gains or losses upon sale of assets or businesses, and other items which we do not expect to be recurring.

The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP. We use these non-GAAP measures to supplement net earnings and other corresponding measures on a basis prepared in conformance with GAAP. These non-GAAP financial measures reflect additional ways of viewing aspects of our operations that, when viewed with our GAAP results provide a more complete understanding of factors and trends affecting our business. We strongly encourage investors to consider both net earnings and cash flows determined under GAAP as compared to adjusted earnings, and to perform their own analysis, as appropriate.

Our discussion of international revenue includes comparisons on a constant currency basis, which we have previously defined in our annual report on Form 10-K. We believe that use of this measure aids in the understanding of our operations without the impact of foreign currency. This presentation is also consistent with our internal use of the measure, which we use to measure the profitability of ongoing operating results against prior periods and against our internally developed targets. We believe that our investors also use this measure to analyze the underlying trends in our international operations.

About Beckman Coulter

Beckman Coulter, Inc., based in Fullerton, California, develops, manufactures and markets products that simplify, automate and innovate complex biomedical tests. More than 200,000 Beckman Coulter systems operate in laboratories around the world, supplying critical information for improving patient health and reducing the cost of care. Recurring revenue, consisting of supplies, test kits, service and operating-type lease payments, represent more than 75 percent of the company’s 2006 revenue of $2.53 billion. For more information, visit www.beckmancoulter.com.

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Beckman Coulter	Page 6 of 14

Forward Looking Statements

This press release contains the company’s unaudited financial results for the third quarter of 2007. These results may change as a result of the review by the company’s independent accountants and management. Final quarterly results will be provided in the company’s quarterly report to the SEC on Form 10-Q. This press release also contains forward-looking statements regarding the company’s outlook for 2007, including expectations for revenue growth, operating income margin, adjusted non-operating expense, pretax profit growth, tax rate, earnings per diluted share, capital expenditures, and depreciation and amortization. In addition, the press release contains statements about the company’s expectations regarding the schedule for commercialization of its sample-to-result molecular diagnostics system and the effects of what it believes will be a short term supply disruption. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. These and other risk factors that affect the company are discussed in Part I, Item 1A (Risk Factors) of the Company’s report to the SEC on Form 10-K filed with the SEC on February 26, 2007 and its report to the SEC on Form 10-Q filed with the SEC on August 7, 2007.

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Beckman Coulter	Page 7 of 14

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except amounts per share and share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Product revenue	$560.5	$531.2	$1,657.6	$1,522.4
Service revenue	108.5	100.0	314.7	294.1

Total revenue	669.0	631.2	1,972.3	1,816.5

Cost of goods sold	279.1	261.9	815.1	741.0
Cost of service	78.0	71.6	231.5	212.1

Total cost of sales	357.1	333.5	1,046.6	953.1

Gross profit	311.9	297.7	925.7	863.4

Operating costs and expenses:
Selling, general and administrative	181.5	175.0	537.9	515.0
Research and development	59.9	80.9	176.5	207.3
Restructuring	3.0	4.4	12.7	11.7
Asset impairment charges	—	—	0.8	2.3
Litigation settlement	—	—	—	(35.0)

Total operating costs and expenses	244.4	260.3	727.9	701.3

Operating income	67.5	37.4	197.8	162.1

Non-operating (income) expenses
Interest income	(3.3)	(3.2)	(11.1)	(10.9)
Interest expense	12.2	12.5	38.9	39.0
Other, net	(19.7)	3.8	(58.4)	2.7

Total non-operating (income) expenses	(10.8)	13.1	(30.6)	30.8

Earnings from continuing operations before income taxes	78.3	24.3	228.4	131.3
Income taxes	19.9	6.6	63.5	35.4

Earnings from continuing operations	58.4	17.7	164.9	95.9
Earnings from discontinued operations, net of tax	1.6	29.7	1.6	28.7

Net earnings	$60.0	$47.4	$166.5	$124.6

Basic earnings per share
Continuing operations	$0.93	$0.28	$2.64	$1.53
Discontinued operations	0.03	0.48	0.03	0.46

Basic earnings per share	$0.96	$0.76	$2.67	$1.99

Diluted earnings per share
Continuing operations	$0.91	$0.28	$2.58	$1.50
Discontinued operations	0.02	0.46	0.03	0.45

Diluted earnings per share	$0.93	$0.74	$2.61	$1.95

Weighted average number of shares outstanding (in thousands):
Basic	62,889	62,427	62,379	62,636
Diluted	64,518	63,755	63,908	64,003

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions) / (unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net earnings	$166.5	$124.6
Less: Earnings from discontinued operations, net of tax	1.6	28.7

Earnings from continuing operations	164.9	95.9
Adjustments to reconcile net earnings from continuing operations to net cash provided by operating activities
Depreciation and amortization *	156.7	118.7
Provision for doubtful accounts receivable	4.1	5.0
Share-based compensation expense	19.9	21.4
Tax benefits from exercises of share-based payment awards	20.2	5.1
Excess tax benefits from share-based payment transactions	(18.4)	(4.6)
Gain on sale of land	(26.2)	—
Asset impairment charges	0.8	2.3
U.S. Pension Trust contributions	(9.3)	(23.0)
Restructuring charges	8.3	11.7
Deferred income taxes	(3.4)	—
Changes in assets and liabilities:
Trade and other receivables	19.5	30.9
Inventories	(46.7)	(44.8)
Accounts payable	14.3	1.3
Accrued expenses	(3.9)	(52.2)
Income taxes payable	(18.6)	7.5
Long-term lease receivables	14.5	29.3
Other	(11.0)	29.9

Net cash provided by operating activities of continuing operations *	285.7	234.4
Net cash used in operating activities of discontinued operations	(1.0)	(21.3)

Net cash provided by operating activities *	284.7	213.1

Cash flows from investing activities:
Additions to property, plant and equipment *	(223.4)	(207.4)
Proceeds from sale of land	30.0	—
Payments for business acquisitions and technology licenses, net of cash acquired	(10.3)	(23.9)

Net cash used in investing activities of continuing operations*	(203.7)	(231.3)
Net cash provided by investing activities of discontinued operations	2.6	50.2

Net cash used in investing activities *	(201.1)	(181.1)

Cash flows from financing activities:
Dividends to stockholders	(30.0)	(28.2)
Proceeds from issuance of stock	68.3	36.7
Repurchase of common stock as treasury stock	(19.9)	(87.2)
Repurchase of common stock held in grantor trust	(0.7)	(0.8)
Excess tax benefits from share-based payment transactions	18.4	4.6
Debt borrowings, net	8.0	111.4
Debt repayments	(122.1)	(61.0)

Net cash used in financing activities	(78.0)	(24.5)

Effect of exchange rates on cash and cash equivalents	4.0	4.0

Change in cash and cash equivalents	9.6	11.5
Cash and cash equivalents-beginning of period	75.2	57.6

Cash and cash equivalents-end of period	$84.8	$69.1

*	Prior period amounts have been adjusted due to an immaterial error related to depreciation expense and additions to property, plant and equipment.

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BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	September 30, 2007	December 31, 2006
Assets
Current assets
Cash and cash equivalents	$84.8	$75.2
Trade and other receivables, net	666.9	671.5
Inventories	520.1	455.8
Deferred income taxes	82.1	83.2
Prepaids and other current assets	67.5	52.4

Total current assets	1,421.4	1,338.1
Property, plant and equipment, net	820.4	721.0
Goodwill	680.8	672.7
Other intangible assets, net	381.1	397.4
Other assets	146.9	162.5

Total assets	$3,450.6	$3,291.7

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$198.6	$180.3
Accrued expenses	408.7	387.9
Income taxes payable	7.1	60.9
Notes payable	25.5	73.2
Current maturities of long-term debt	12.6	9.3

Total current liabilities	652.5	711.6
Long-term debt, less current maturities	888.9	952.0
Deferred income taxes	98.1	110.1
Other liabilities	401.2	363.7

Total liabilities	2,040.7	2,137.4

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	6.8	6.8
Additional paid-in capital	510.7	488.0
Retained earnings	1,212.4	1,076.4
Accumulated other comprehensive loss	(21.6)	(55.4)
Treasury stock, at cost	(298.4)	(361.5)
Common stock held in grantor trust, at cost	(17.5)	(16.8)
Grantor trust liability	17.5	16.8

Total stockholders’ equity	1,409.9	1,154.3

Total liabilities and stockholders’ equity	$3,450.6	$3,291.7

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BECKMAN COULTER, INC

KEY PRODUCT AREA AND GEOGRAPHICAL REVENUE

(in millions)

(unaudited)

	Three Months Ended September 30, 2007			Nine Months Ended September 30, 2007
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %
Total revenue:
Chemistry Systems	$179.3	6.3	4.3	$543.3	9.9	8.0
Cellular Systems	203.1	0.1	(1.5)	605.7	3.8	2.6
Immunoassay Systems	152.2	28.0	25.7	438.2	24.4	22.1
Discovery and Automation
Systems	134.4	(4.5)	(6.3)	385.1	(0.4)	(2.3)

	$669.0	6.0	4.1	$1,972.3	8.6	6.8

Revenue by geographic area:
United States	$352.4	4.4	4.4	$1,044.4	8.3	8.3
International	316.6	7.9	3.8	927.9	8.9	5.2

	$669.0	6.0	4.1	$1,972.3	8.6	6.8

Chemistry Systems include:

•	Autochemistry

•	Protein and rapid test products

Cellular Systems include:

•	Hematology

•	Coagulation

•	Flow cytometry and related products

Immunoassay Systems include:

•	All immunoassay products

Discovery and Automation Systems include:

•	Life Science Tools: (All robotic automation, genetic analysis products, centrifuge and analytical systems)

•	Industrial particle characterization

•	Clinical diagnostic automation

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BECKMAN COULTER, INC.

ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in millions, except amounts per share and share data)

(unaudited)

	Three Months Ended September 30,
	2007				2006
	GAAP	Non-GAAP Adjustments*		Adjusted	GAAP	Non-GAAP Adjustments*		Adjusted
Product revenue	$560.5	$—		$560.5	$531.2	$—		$531.2
Service revenue	108.5	—		108.5	100.0	—		100.0

Total revenue	669.0	—		669.0	631.2	—		631.2

Cost of goods sold	279.1	—		279.1	261.9	(0.9	)(f)	261.0
Cost of service	78.0	—		78.0	71.6	—		71.6

Total cost of sales	357.1	—		357.1	333.5	(0.9)		332.6

Gross profit	311.9	—		311.9	297.7	0.9		298.6

Operating costs and expenses:
Selling, general and administrative	181.5	—		181.5	175.0	(4.0	)(d)	171.0
Research and development	59.9	—		59.9	80.9	(27.5	)(e)	53.4
Restructuring	3.0	(3.0	)(a)	—	4.4	(4.4	)(f)	—

Total operating costs and expenses	244.4	(3.0)		241.4	260.3	(35.9)		224.4

Operating income	67.5	3.0		70.5	37.4	36.8		74.2

Non-operating (income) expenses
Interest income	(3.3)	—		(3.3)	(3.2)	—		(3.2)
Interest expense	12.2	—		12.2	12.5	—		12.5
Other, net	(19.7)	17.2	(b)(c)	(2.5)	3.8	—		3.8

Total non-operating (income) expenses	(10.8)	17.2		6.4	13.1	—		13.1

Earnings from continuing operations before income taxes	78.3	(14.2)		64.1	24.3	36.8		61.1
Income taxes	19.9	(5.3)		14.6	6.6	12.5		19.1

Earnings from continuing operations	58.4	(8.9)		49.5	17.7	24.3		42.0
Earnings from discontinued operations, net of tax	1.6	(1.6	)(l)	—	29.7	(29.7	)(l)	—

Net earnings	$60.0	$(10.5)		$49.5	$47.4	$(5.4)		$42.0

Basic earnings per share
Continuing operations	$0.93	(0.14)		$0.79	$0.28	0.39		$0.67
Discontinued operations	0.03	(0.03)		—	0.48	(0.48)		—

Basic earnings per share	$0.96	$(0.17)		$0.79	$0.76	$(0.09)		$0.67

Diluted earnings per share
Continuing operations	$0.91	(0.14)		$0.77	$0.28	0.38		$0.66
Discontinued operations	0.02	(0.02)		—	0.46	(0.46)		—

Diluted earnings per share	$0.93	$(0.16)		$0.77	$0.74	$(0.08)		$0.66

Weighted average number of shares outstanding (in thousands):
Basic	62,889			62,889	62,427			62,427
Dilutive	64,518			64,518	63,755			63,755

*	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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BECKMAN COULTER, INC.

ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS AND

RECONCILIATION OF NON-GAAP ADJUSTMENTS

(in millions, except amounts per share and share data)

(unaudited)

	Nine Months Ended September 30,
	2007				2006
	GAAP	Non-GAAP Adjustments*		Adjusted	GAAP	Non-GAAP Adjustments*		Adjusted
Product revenue	$1,657.6	$—		$1,657.6	$1,522.4	$—		$1,522.4
Service revenue	314.7	—		314.7	294.1	—		294.1

Total revenue	1,972.3	—		1,972.3	1,816.5	—		1,816.5

Cost of goods sold	815.1	—		815.1	741.0	(0.9	)(f)	740.1
Cost of service	231.5	—		231.5	212.1	—		212.1

Total cost of sales	1,046.6	—		1,046.6	953.1	(0.9)		952.2

Gross profit	925.7	—		925.7	863.4	0.9		864.3

Operating costs and expenses:
Selling, general and administrative	537.9	(1.6	)(g)	536.3	515.0	(6.9	)(d)(i)	508.1
Research and development	176.5	—		176.5	207.3	(46.4	)(e)(j)	160.9
Restructuring	12.7	(12.7	)(a)	—	11.7	(10.6	)(f)	1.1
Asset impairment charges	0.8	(0.8	)(a)	—	2.3	(1.4	)(f)	0.9
Litigation settlement	—	—		—	(35.0)	35.0	(j)	—

Total operating costs and expenses	727.9	(15.1)		712.8	701.3	(30.3)		671.0

Operating income	197.8	15.1		212.9	162.1	31.2		193.3

Non-operating (income) expenses
Interest income	(11.1)	—		(11.1)	(10.9)	—		(10.9)
Interest expense	38.9	(0.8	)(g)	38.1	39.0	(2.7	)(k)	36.3
Other, net	(58.4)	57.8	(b)(c)(h)	(0.6)	2.7	—		2.7

Total non-operating (income) expenses	(30.6)	57.0		26.4	30.8	(2.7)		28.1

Earnings from continuing operations before income taxes	228.4	(41.9)		186.5	131.3	33.9		165.2
Income taxes	63.5	(15.7)		47.8	35.4	11.4		46.8

Earnings from continuing operations	164.9	(26.2)		138.7	95.9	22.5		118.4
Earnings from discontinued operations, net of tax	1.6	(1.6	)(l)	—	28.7	(28.7	)(l)	—

Net earnings	$166.5	$(27.8)		$138.7	$124.6	$(6.2)		$118.4

Basic earnings per share
Continuing operations	$2.64	(0.42)		$2.22	$1.53	0.36		$1.89
Discontinued operations	0.03	(0.03)		—	0.46	(0.46)		—

Basic earnings per share	$2.67	$(0.45)		$2.22	$1.99	$(0.10)		$1.89

Diluted earnings per share
Continuing operations	$2.58	(0.41)		$2.17	$1.50	0.35		$1.85
Discontinued operations	0.03	(0.03)		—	0.45	(0.45)		—

Diluted earnings per share	$2.61	$(0.44)		$2.17	$1.95	$(0.10)		$1.85

Weighted average number of shares outstanding (in thousands):
Basic	62,379			62,379	62,636			62,636
Dilutive	63,908			63,908	64,003			64,003

*	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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Beckman Coulter	Page 13 of 14

Non-GAAP Financial Measures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that these disclosures provide investors a more complete understanding of the company’s results, as these income and expense items are not expected to recur in subsequent periods, or in the case of restructuring and supply chain initiatives, could vary significantly based upon the project or initiative. Given the significance and unusual nature of these income or expense items relative to the operating results for the periods presented, these items have been excluded in the “Adjusted Results” presentation of our operating results herein. These non-GAAP disclosures are as follows:

a)	Supply Chain Relocation – In January 2007, as part of the company’s previously announced strategic supply chain management initiative, the company announced the closure of its manufacturing site in Palo Alto, California and the relocation of those operations to Indianapolis, Indiana. In connection with this closure and relocation, the company recorded charges related to severance and other costs of $6.9 million in the first quarter of 2007. In addition, during the quarter ended June 30, 2007, the company announced the closure and relocation of other manufacturing and distribution sites, mainly in the United States. Total supply chain relocation charges for the three and nine months ended September 30, 2007 were $3.0 million and $12.7 million, respectively. Also, during the second quarter of 2007 the company recorded related asset impairment charges of $0.8 million.

b)	Miami Vacant Land Sale – On July 30, 2007, the company sold vacant land adjacent to its Miami, Florida facility for $30.0 million. An additional $1.2 million remains in escrow for a portion of the land for which title is in dispute. The company acquired the parcel of vacant land as part of its 1997 acquisition of Coulter Corporation. The gain on sale of $26.2 million was recorded in other non-operating income during the quarter ended September 30, 2007.

c)	Beckman Coulter Foundation – Using proceeds from the Miami vacant land sale the company made a $9 million contribution to establish and fund the Beckman Coulter Foundation (the “Foundation”), during the quarter ended September 30, 2007. The purpose of this non-profit Foundation is to benefit research and educational purposes. The donation is classified under other non-operating expense.

d)	Pension Curtailment – During the quarter ended September 30, 2006, the company amended its pension plans by freezing benefits for certain employees effective December 31, 2006. As a result of this amendment, the company incurred a net curtailment charge of approximately $4.0 million.

e)	Roche Research and Development Charge – During the third quarter 2006, the company paid Roche Diagnostic (“Roche”) a license fee in the amount of $27.5 million for rights to certain technologies in the clinical diagnostic field. The payment was recorded as a research and development charge.

f)	Restructuring Related Charges – In July 2005, the company announced a strategic reorganization of its business to combine its Biomedical Research Division and Diagnostics Division into a single company structure. In the second quarter and third quarter of 2006, we incurred charges of $7.6 million and $4.4 million, respectively for severance, other restructuring costs, and asset impairments. Also, in the third quarter of 2006, the company charged $0.9 million to costs of sales for a discontinued product line.

g)	Rental Tax Dispute – In 1998, the company entered into a sale-leaseback transaction with Cardbeck Miami Trust (“Cardbeck”) in connection with the company’s Miami facility. In May 2005, Cardbeck notified the company that it had received an assessment from the State of Florida in the amount of $4.4 million for rental tax, interest and penalties related to payments made by the company to Cardbeck from June 2000 to February 2005. The State of Florida has asserted that this transaction is subject to commercial rental tax in accordance with applicable state laws and requested Cardbeck to pay this assessment. At June 30, 2007, the company recorded an accrual of $2.4 million ($1.6 million sales tax and $.8 million in interest) for the anticipated amount of the settlement, which was paid in the third quarter 2007.

h)	Biosite Break-Up Fee – On May 17, 2007 the merger agreement to acquire Biosite, Inc. was terminated by Biosite in accordance with its terms. Pursuant to the terms of the agreement, Biosite paid the company a break up fee of $54 million. The company recorded a gain of $40.6 million (net of associated expenses of $13.4 million) in other non-operating income during the second quarter.

i)	Investigation Charges – During the second quarter 2006, the Audit and Finance Committee of the company’s Board of Directors oversaw an investigation of claims made by a former employee. This individual alleged that his recent termination, as part of the company’s restructuring, was the result of certain accounting issues he brought to the attention of his supervisor. The Audit and Finance Committee retained outside counsel and an independent accounting firm to assist in the investigation and concluded that the allegations were not substantiated and that the company’s financial statements and disclosures did not require revision. Approximately $2.9 million in legal, consulting and independent accounting firm fees were incurred during the second quarter of 2006 in connection with this investigation.

j)	Applera – In April, 2006, a settlement was reached in a legal dispute with Applera Corporation whereby the parties granted royalty-bearing licenses to each other for certain patents. Applera’s Applied Biosystems Group made a $35.0 million special payment to the company. Also, the company will pay $20 million over 10 quarters to Applera for rights to certain technologies in the diagnostics market. As a result, the company recorded a $35 million gain and an $18.9 million research and development charge in connection with this settlement in the second quarter of 2006.

k)	Debt Extinguishment – On June 1, 2006, approximately $56 million of the company’s $100 million debentures were tendered by the holders of the debentures. In connection with this redemption the company incurred approximately $2.7 million in debt extinguishment costs in the second quarter.

l)	Agencourt Personal Genomics (“APG”) – In July 2006, the company sold its non-controlling interest in APG. The company received approximately $50 million in cash and recognized a gain from the sale. This gain and the company’s share of APG’s operating results are included in discontinued operations. In connection with the sale an additional $6.0 million was held in escrow. In July 2007, pursuant to the terms of the sale agreement, the company received its $2.6 million proportional share of the $6.0 million. The additional gain on sale of $2.6 million ($1.6 million, net of taxes) was recorded in discontinued operations for the third quarter ended 2007.

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Beckman Coulter	Page 14 of 14

Beckman Coulter, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(in millions)

Reconciliation of GAAP Net Earnings to adjust Earnings Before Interest, Taxes, Depreciation & Amortization (“Adjusted EBITDA”)

	Trailing 12 Months Ended September 30, 2007	Trailing 12 Months Ended December 31, 2006
Net earnings for the first nine months per GAAP	$166.5	$124.6
Net earnings during the 4th quarter of 2006 per GAAP	62.3	62.3
Adjustments during the 4th quarter of 2006	3.5	3.5
Adjustments during the first nine months	(27.8)	(6.2)

Adjusted net earnings	204.5	184.2
Interest for the first nine months (reported)	38.9	39.0
Interest for the 4th quarter of 2006 (reported)	11.7	11.7
Adjustments to interest	(0.8)	(2.7)

Adjusted interest	49.8	48.0
Taxes for the first nine months (reported)	63.5	35.4
Taxes for the 4th quarter of 2006 (reported)	21.6	21.6
Adjustments to taxes	(11.6)	15.5

Adjusted taxes	73.5	72.5
Depreciation & amortization (reported)	203.7	165.7

Adjusted EBITDA	$531.5	$470.4

Reconciliation of GAAP Cash Flow Provided by Operating Activities to Free Cash Flow

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Net cash flow provided by operating activities	$284.7	$213.1
Additions to property, plant and equipment	(223.4)	(207.4)

Free cash flow	$61.3	$5.7

*	See accompanying Non-GAAP Financial Measures section for description of Non-GAAP adjustments.

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